Exhibit 99.2

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 22, 2016, to the Board of Directors of WCI Communities, Inc. (“WCI”) as Annex B to, and reference thereto under the headings “SUMMARY—Opinions of WCI’s Financial Advisors—Citigroup Global Markets Inc.” and “THE MERGERS—Opinions of WCI’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” in, the proxy statement/prospectus relating to the proposed transaction involving WCI and Lennar Corporation (“Lennar”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Lennar (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

November 10, 2016